Exhibit 10.2

February 1, 2007

Private and Confidential

Mr. Nic Austin

c/o Accelrys, Inc.

Dear Nic:

Variations to Employment Agreement

I am happy to confirm that, as requested, your employment with Accelrys, Inc. (the “Company”) has relocated to our Cambridge office in the U.K., with effect from January 1, 2007.  Your employment has also transferred to the Company’s U.K. subsidiary, Accelrys, Limited.  The purpose of this letter agreement is to record the necessary amendments to be made to your Employment Agreement, executed on or about October 26, 2006 (the “Agreement”).  The following changes will take effect from the date on which you sign this letter agreement.

English law will prevail if there is any inconsistency between the terms of the Agreement, or this letter agreement, and English law.  Participation in U.S. statutory schemes (including COBRA) will cease with effect from the date of your relocation.

1.

Your U.K. rate of remuneration will be £120,000 per annum, Payable monthly by the 24th of each month for the current calendar month by direct credit transfer to your Bank Account. Cash compensation due to you under the Agreement will be subject to the appropriate statutory deductions. We recommend that you seek independent advice as to your tax obligations.

2.	You are required to be familiar with and comply with all policies and procedures of the Company. Such policies and procedures are referred to for guidance only and do not form part of the Agreement.

3.

You may terminate your employment with the Company by giving the Company four weeks’ notice in writing. The Company may terminate your employment at any time during or after the Term by giving you U.K. statutory minimum notice in writing (and your employment with Accelrys, Inc. will count towards your continuous period of employment for that purpose). Your period of continuous employment for the purposes of your statutory employment rights is effective from your original date of hire, April 12, 1990. The Company reserves the right to require you to refrain from working during the whole or any part of your notice period (whether you or the Company gave notice) but to remain available to attend the workplace or answer queries if required (“garden leave”). Should the Company require you to take garden leave you are entitled during the garden leave to any pay and any other contractual benefits then enjoyed. During the garden leave period you are not permitted to work for any other person, firm company or organization or to carry out work on your own account without the Company’s prior written permission. Nor are you permitted to contact any customer, employee or supplier of the Company. The implied duty of good faith and fidelity will continue during any period of garden leave.

4.

You agree that any severance or termination payments, awards or compensation to which you are entitled under English law, as well as payments made to you during the notice period will be included within the amount of any contractual severance payments made to you under Section 4(b) of the Agreement. As indicated in Section 4(b), the payment of such severance benefits is also contingent upon your continued compliance with the non-competition provisions set forth in section 7 of the Agreement, which provisions apply in favor of Accelrys, UK Limited and its affiliates, and you agree to refund any amounts in excess of any amount to which you are entitled to under English law in the event you do not comply with the terms of Section 4(b) and Section 7 of the Agreement.

5.

You agree that the limit specified in Regulation 4 (t) of the Working Time Directive 1998 shall not apply in your case and that you may only withdraw from this agreement to opt out of the 48 hour average limit, you must give the Company not less than three months’ advance notice in writing.

6.

Other than after the occurrence of a Change of Control, as defined and set forth in the Agreement, the Company can require you to return to the U.S. on 90 days’ written notice. This letter agreement will lapse and cease to have any legal effect upon your return to the U.S., and you will not be entitled to any benefits under Section 4 of the Employment Agreement if you refuse to return to the U.S.

7.

The Agreement and this letter agreement shall be governed by English law and the Company and you agree to submit any dispute as to their terms or effect to the exclusive jurisdiction of the English courts.

Further Particulars

English law requires the Company to provide you with various “particulars of employment”, as follows:

Absence due to Sickness or Injury

In addition to the Statutory Sick Pay Scheme for which the qualifying days will be Monday to Friday, the Company operates a discretionary Sick Pay Scheme for employees, details of which are as follows:

0 to 45 days of illness or injury          100% of basic pay per annum

46 to 90 days of illness or injury        75% of basic pay per annum

The Company sick year runs from 1st January to 31 December each year and all payments are inclusive of any Statutory sick Pay entitlement and less any State Sickness Benefit received.

Insurances

The Company operates a Permanent Health Insurance plan for all UK based employees.  After 90 days of sickness absence you will be assessed for eligibility under the Scheme.  Any payments due will be made at 75% of basic annual salary less any State Benefits paid.

The Company offers all UK based employees health insurance cover subject to insurer acceptance on a moratorium basis.  Eligible dependents may also be included subject to insurer acceptance on a moratorium basis

Life insurance is provided for all UK based employees at four times basic annual salary.

Pension Scheme

The Company offers all UK based employees access to a Group Personal Pension scheme.  The Company will contribute the equivalent of 10% of your gross basic annual salary subject to a requirement for you to contribute a minimum of the equivalent of 5% of gross basic annual salary.

Annual Holiday

You will be entitled to 25 days annual holiday per annum.  The holiday year runs from 1st January to 31 December.  The Working Time Directive stipulates that at least four weeks of annual holiday must be taken during the leave year and it cannot be replaced by payment in lieu of holiday except when employment ceases.

In addition you will receive paid holiday in respect of the eight Public Holidays that the Company recognizes for UK employees.

Payment for all holiday is calculated at the basic rate of pay.  Should you leave the Company for whatever reason and holidays taken exceed entitlements then you agree that the Company has the right to deduct payments made in excess from any monies owning to you at the time of leaving.

Data Protection

You are required to comply with the provision of the Data Protection Act 1998 and any subsequent modifying legislation.  By signing this letter you agree that the Company is permitted to hold personal information about you as part of its personnel and other business records and may use such information in the course of the Company’s business.  You agree that the Company may disclose such information to third parties, in the event that in the Company’s view, it is required for the proper conduct of the Company’s business.  This clause applied to information held, used or disclosed in any medium.  Subject to the Data Protection Acty 1998, by singing this letter, you consent to your data being held and processed, both during and after employment for purposes connected with your employment, recruitment and retention.  Furthermore, you consent to your data being transferred to other Company offices across international borders.

Discipline and Grievance

The Company’s disciplinary and grievance procedures will conform with relevant U.K. guidance and such written policies as the Company may operate at the relevant time.

Collective Agreement

There is no collective agreement which directly affects your employment.

All other terms and conditions of your employment stated in the Agreement remain unaltered.

In this letter agreement, the “Company” includes Accelrys, Limited. For the avoidance of doubt all references to a “Change of Control” and the consequences thereof shall continue to apply solely to a Change of Control of Accelrys, Inc. as set forth in the Agreement. Words and expressions defined in the Agreement shall have the same meanings when used herein unless the context requires otherwise.

Please sign, date and return to me the enclosed duplicate copy of this letter agreement to confirm your acceptance of its terms.

Yours sincerely,

/s/ Mark J. Emkjer
Mark Emkjer, President and Chief Executive Officer
for and on behalf of Accelrys, Inc.

In consideration of the Company’s agreement to my request to relocate to the U.K., I agree to the above changes to the Agreement.

Signed:

/s/ Nic Austin
Nic Austin

Date: February 1, 2007